Exhibit 99.1

Shineco, Inc. Establishes Subsidiary to Capture Industrial Cannabis Market Growth

BEIJING, March. 19, 2019 /PRNewswire/ -- Shineco, Inc. (“Shineco” or the “Company”; NASDAQ: TYHT), a producer and distributor of Chinese herbal medicines, organic agricultural produce, specialized textiles, and other health and well-being focused plant-based products in China, announced today that the Company has established a wholly owned subsidiary, Beijing Tenjove Newhemp Biotechnology Co., Ltd. (“TNB”) on March 13, 2019, to capture growth in the industrial cannabis market.

The Company has formulated a strategic development plan (the “Plan”) based on 20 years’ successful experience in the Apocynum (a type of hemp) industry. The Company expects to implement this Plan to expand in the industrial cannabis market including planting, CBD processing, CBD derivatives development and the comprehensive utilization of industrial hemp.

CBD, a naturally occurring compound within the cannabis plant, has been used to study the treatment of epilepsy, depression and other psychiatric diseases, and the inhibition of cancer cell growth and the prevention and treatment of AIDS. Presently, its medicinal value is gaining recognition, and its scope of application is very broad, indicative of the Company’s future development prospects.

Mr. Yuying Zhang, Chairman and Chief Executive Officer of Shineco, commented, “We believe that the new business line of industrial cannabis will likely enrich and draw on the Company’s longtime experience in the comprehensive utilization of hemp plants and position the Company to become one of the world’s leading experts in the industrialization of hemp-based plants. We expect our plan to create greater value and return to our shareholders and investors.”

About Shineco, Inc.

Incorporated in August 1997 and headquartered in Beijing, China, Shineco, Inc. (“Shineco” or the “Company”) is a Delaware holding company that uses its subsidiaries’ and variable interest entities’ vertically- and horizontally-integrated production, distribution and sales channels to provide health and well-being focused plant-based products in China. Utilizing modern engineering technologies and biotechnologies, Shineco produces, among other products, Chinese herbal medicines, organic agricultural produce and specialized textiles. For more information about the Company, please visit  www.tianyiluobuma.com.

Forward-Looking Statements

This press release contains information about Shineco’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. Shineco encourages you to review other factors that may affect its future results in Shineco’s registration statement and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

Tina Xiao
Ascent Investor Relations LLC
Phone: +1-917-609-0333
Email: tina.xiao@ascent-ir.com